SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                       ___________________

                             Form 8-K


                          CURRENT REPORT


                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):    4-9-98



                AMERON INTERNATIONAL CORPORATION
     (Exact name of registrant as specified in its charter)



         Delaware               1-9102           77-0100596
(State or other jurisdiction  (Commission      (I.R.S.Employer
of Incorporation)             File Number)      Identification
                                                No.)


245 South Los Robles Ave., Pasadena, California          91101
  (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code (626)683-4000)



Item 2.   Acquisition or Disposition of Assets.

On April 9, 1998, Ameron International Corporation (the "Company"), a Delaware corporation, through certain of its wholly-owned subsidiaries, acquired the worldwide industrial coatings business of U.K.-based Croda International Plc.

The acquisition included manufacturing plants in England, Australia and New Zealand, as well as distribution centers in those countries. The acquired business manufactures and markets protective coatings and product finishes for a variety of industrial markets, including original equipment manufacturers of appliances, agricultural and construction equipment, wood and plastics products and other durable goods, and generated sales of approximately $83 million in 1997. The Company intends to operate the acquired business as a complement to its current worldwide protective coatings businesses.

The total consideration paid by the Company was approximately $45 million in cash, or approximately $1.7 million above the estimated net book value of the assets of the business, and was negotiated after weighing various factors, including earnings, book values, trends and other customary valuation methods. The total consideration for the acquisition is subject to adjustment based on the net book value of the assets of the business determined as of the April 9, 1998 closing date. The acquisition was financed with borrowings from various banks under the Company's committed revolving credit facilities.


                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              AMERON INTERNATIONAL CORPORATION


Date: April 16, 1998          By: /s/ Javier Solis
                                       Javier Solis
                                       Senior Vice President and
                                       Secretary